Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2008 Fourth Quarter Earnings of $0.5 Million and Full Year Earnings of $7.2 Million

Business Editors - New York – (Business Wire – January 20, 2009)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported net earnings for the fourth quarter of 2008 (“Q4-08”) of $0.5 million, or $0.05 per diluted common share, compared to $3.9 million, or $0.48 per share, for the fourth quarter of 2007 (“Q4-07”). Net earnings for 2008 were $7.2 million, or $0.87 per diluted common share, compared to $19.4 million, or $2.31 per share, for 2007.

Net earnings for Q4-08 as compared to Q4-07 decreased by $3.4 million due to a $2.1 million increase in noninterest expenses, a $2.0 million increase in the provision for loan losses, a $1.1 million decrease in noninterest income and a $0.4 million decrease in net interest and dividend income. The aggregate of these items was partially offset by a $2.2 million decrease in the provision for income tax expense.

Net interest and dividend income decreased to $9.2 million in Q4-08 from $9.6 million in Q4-07, reflecting a lower net interest margin. The margin (excluding prepayment income) decreased to 1.70% in Q4-08, from 1.89% in Q4-07 due to the yield on the Company’s interest-earning assets decreasing at a faster pace than its cost of funds. The yield on interest-earning assets decreased to 5.83% in Q4-08 from 6.36% in Q4-07 primarily due to lower competitive pricing for new loans, lower yields earned on investment securities and short-term investments, and a higher level of interest income not recorded on nonaccrual loans ($2.1 million in Q4-08, compared to $1.9 million in Q4-07). The Company’s cost of funds decreased to 4.56% in Q4-08 from 5.01% in Q4-07, reflecting lower deposit costs as well as the early repayment of higher cost borrowings. Due to strong competition for deposits in 2008, Intervest National Bank could not decrease the rates offered on its deposits fully in step with the Federal Reserve’s rate reductions. The provision for loan losses increased to $2.7 million in Q4-08, from $0.7 million in Q4-07 due to credit downgrades on nonaccrual loans and lower estimates of real estate values on collateral properties. Noninterest expenses increased to $5.9 million in Q4-08 from $3.8 million in Q4-07 primarily due to a $1.1 million increase in expenses associated with nonperforming assets, a $0.5 million write down in the estimated value of foreclosed real estate, and $0.3 million of expense from the early retirement of higher cost debentures. The Company had 72 employees at December 31, 2008 and 2007. Noninterest income decreased to $0.6 million in Q4-08, from $1.7 million in Q4-07 due to a decrease in income from loan prepayments. The Company’s effective income tax rate for Q4-08 was 59%, compared to 43% in Q4-07. The higher tax rate for Q4-08 was due to the recording of a full year’s impact of a deductibility limit on certain executive compensation as required by the U.S. Treasury’s Capital Purchase Program (the “CPP”).

On December 23, 2008, pursuant to the CPP, the Company sold to the U.S. Treasury 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock along with a ten year warrant to purchase at any time up to 691,882 shares of the Company’s Class A common stock for $5.42 per share, for a total cash investment of $25 million from the Treasury. The preferred stock carries a 5% annual cumulative preferred dividend rate, payable quarterly, which increases to 9% after five years. Both the Company and Intervest National Bank maintained capital ratios in excess of well-capitalized levels prior to and after this investment.

Net earnings for 2008 as compared to 2007 decreased by $12.2 million due to a $7.4 million increase in the provision for loan losses, a $6.0 million increase in noninterest expenses, a $4.1 million decrease in net interest and dividend income, and a $3.8 million decrease in noninterest income. The aggregate of these items was partially offset by a $9.1 million decrease in the provision for income tax expense.

Total assets at December 31, 2008 increased to $2.3 billion, from $2.0 billion at December 31, 2007, reflecting primarily loan growth and a higher level of security and short-term investments.

Total loans, net of unearned fees, increased to $1.71 billion at December 31, 2008, from $1.61 billion at December 31, 2007. The increase was primarily due to $387 million of originations secured by commercial and multi-family real estate exceeding the aggregate of $267 million of principal repayments, $25 million of loans transferred to foreclosed real estate, and $4.3 million of loan chargoffs. Nearly all the new loans have fixed interest rates and collectively have a weighted-average yield and term of 6.33% and 5.2 years, respectively. New loans totaled $60 million for Q4-08 and $387 million for 2008, compared to $88 million for Q4-07 and $555 million for 2007. Principal repayments totaled $46 million for Q4-08 and $267 million for 2008, compared to $103 million for Q4-07 and $432 million for 2007.

Total nonperforming assets at December 31, 2008 amounted to $117.7 million, or 5.18% of total assets, compared to $107.9 million, or 4.95%, at September 30, 2008 and $90.8 million, or 4.49%, at December 31, 2007. At December 31, 2008, nonperforming assets were comprised of $108.6 million of nonaccrual loans, or 26 loans, and $9.1 million of real estate acquired through foreclosure, or 3 properties. At December 31, 2008, a specific SFAS No. 114 valuation allowance in the aggregate amount of $8.2 million (included as part of the overall allowance for loan losses) was maintained on nonaccrual loans, which are considered impaired. In December 2008, one foreclosed property with a carrying value of $15.5 million was sold for net proceeds of $15.2 million.

The Company’s ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties continues to be delayed by bankruptcy proceedings. As a result of these delays and other factors, the timing of the resolution/disposition of nonperforming assets cannot be predicted with certainty. There can be no assurance that the Company will not incur significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate. Although the Company has never originated or acquired subprime loans nor invested in securities collateralized by subprime loans, the current world financial crisis has affected the Company indirectly through reductions in overall real estate values, reduced home sales and construction, and a weakening of the overall economy, particularly in the State of Florida. The Company does not own or originate construction/development loans.

The total allowance for loan losses was $28.5 million at December 31, 2008, compared to $25.8 million at September 30, 2008 and $21.6 million at December 31, 2007. The increase from December 31, 2007 was due to $11.2 million of provisions, partially offset by $4.3 million of loan charge offs. The allowance represented 1.67% of total loans (net of deferred fees) at December 31, 2008, 1.53% at September 30, 2008 and 1.34% at December 31, 2007.

Total securities held to maturity at December 31, 2008 increased to $476 million, from $344 million at December 31, 2007. At December 31, 2008, the portfolio had a weighted-average remaining contractual maturity and a yield of 4.2 years and 3.80%, respectively. The Company does not own or invest in any CDOs, CMOs or any preferred or common stock of FNMA or FHLMC.

Total deposits at December 31, 2008 increased to $1.86 billion, from $1.66 billion at December 31, 2007, reflecting increases of $93 million in money market accounts and $114 million in certificates of deposit. Total borrowed funds and related interest payable at December 31, 2008 increased to $149 million, from $136 million at December 31, 2007, reflecting a $50 million increase in lower cost FHLBNY advances, partially offset by the early repayment of $37 million of higher rate subordinated debentures.

Total stockholders’ equity at December 31, 2008 increased to $212 million, from $180 million at December 31, 2007 due to the following: a $25 million investment from U.S. Treasury; $7.2 million from earnings; $1.8 million from the issuance of 195,000 shares of Class B common stock upon the exercise of warrants; and $0.4 million from stock-based compensation; partially offset by a $2.1 million cash common dividend paid.

Intervest Bancshares Corporation is a financial holding company. Its operating subsidiaries are: Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida; and Intervest Mortgage Corporation, a mortgage investment company. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans and deposits; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Selected Operating Data:
Interest and dividend income	$31,425	$32,185	$128,497	$131,916
Interest expense	22,266	22,635	90,335	89,653

Net interest and dividend income	9,159	9,550	38,162	42,263
Provision for loan losses	2,696	668	11,158	3,760

Net interest and dividend income after provision for loan losses	6,463	8,882	27,004	38,503
Noninterest income	626	1,704	5,026	8,825
Noninterest expenses	5,882	3,774	18,873	12,876

Earnings before income taxes	1,207	6,812	13,157	34,452
Provision for income taxes	709	2,933	5,891	15,012

Net earnings before preferred dividend requirements	498	3,879	7,266	19,440
Preferred dividend requirements (1)	41	—	41	—

Net earnings available to common stockholders	$457	$3,879	$7,225	$19,440

Basic earnings per common share	$0.05	$0.48	$0.87	$2.35
Diluted earnings per common share	$0.05	$0.48	$0.87	$2.31
Cash dividends paid per common share	$—	$—	$0.25	$0.25
Weighted-average common shares and common equivalent shares outstanding for computing:
Basic earnings per common share	8,270,812	8,083,562	8,259,091	8,275,539
Diluted earnings per common share (2)	8,270,812	8,155,481	8,267,781	8,422,017
Common shares outstanding at end of period	8,270,812	8,075,812	8,270,812	8,075,812
Common stock options/warrants outstanding at end of period	959,512	332,640	959,512	332,640

Yield on interest-earning assets	5.83%	6.36%	6.01%	6.58%
Cost of funds	4.56%	5.01%	4.69%	4.99%
Net interest margin (3)	1.70%	1.89%	1.79%	2.11%

Return on average assets (annualized)	0.09%	0.77%	0.34%	0.96%
Return on average common equity (annualized)	1.07%	8.76%	3.94%	11.05%
Effective income tax rate	58.74%	43.06%	44.77%	43.57%
Efficiency ratio (4)	60%	34%	44%	25%

Total average loans outstanding	$1,705,375	$1,634,379	$1,693,749	$1,601,271
Total average securities outstanding	$422,053	$353,829	$422,356	$386,797
Total average short-term investments outstanding	$18,320	$19,528	$20,297	$18,187
Total average interest-earning assets outstanding	$2,145,748	$2,007,736	$2,136,402	$2,006,255
Total average assets outstanding	$2,186,753	$2,023,606	$2,162,719	$2,024,600

Total average interest-bearing deposits outstanding	$1,783,380	$1,655,292	$1,770,989	$1,641,298
Total average borrowings outstanding	$160,664	$136,831	$156,017	$156,783
Total average interest-bearing liabilities outstanding	$1,944,044	$1,792,123	$1,927,006	$1,798,081
Total average stockholders’ equity	$189,066	$177,202	$184,944	$175,881

Selected Financial Condition Information:	At Dec 31, 2008	At Sep 30, 2008	At Jun 30, 2008	At Mar 31, 2008	At Dec 31, 2007
Total assets	$2,271,833	$2,180,746	$2,207,170	$2,165,017	$2,021,392
Total cash and short-term investments	$54,903	$21,969	$16,726	$47,229	$33,086
Total securities held to maturity	$475,581	$410,844	$430,934	$406,727	$344,105
Total FRB and FHLB stock	$8,901	$10,912	$8,428	$7,368	$6,351
Total loans, net of unearned fees	$1,705,711	$1,691,851	$1,723,213	$1,677,119	$1,614,032
Total deposits	$1,864,135	$1,734,820	$1,809,683	$1,781,188	$1,659,174
Total borrowed funds and accrued interest payable	$149,566	$210,551	$168,063	$159,189	$136,434
Total preferred equity	$23,080	—	—	—	—
Total common equity	$188,894	$186,230	$183,549	$183,703	$179,561
Book value per common share	$22.84	$22.52	$22.19	$22.21	$22.23

Total allowance for loan losses	$28,524	$25,828	$26,609	$23,856	$21,593
Total loan chargeoffs for the quarter	$—	$4,227	$—	$—	$—
Total loans ninety days past due and still accruing	$1,964	$—	$3,051	$837	$11,853
Total nonaccrual loans	$108,610	$82,759	$119,078	$97,692	$90,756
Total foreclosed real estate	$9,081	$25,099	$7,272	$4,022	$—
Allowance for loan losses/net loans	1.67%	1.53%	1.54%	1.42%	1.34%

(1)	Represents accrued dividends on $25 million of 5% cumulative preferred stock issued December 23, 2008 and amortization of related preferred stock discount.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock options/warrants and convertible debentures were assumed to be exercised/converted during the period. Outstanding options/warrants are dilutive when their exercise price is above the average market price of the Class A common stock during the reporting periods.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.73% and 2.12% for the 2008 and 2007 quarter, respectively, and 1.90% and 2.46% for the year 2008 and 2007, respectively.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005	Year Ended Dec 31, 2004
Balance Sheet Highlights:
Total assets	$2,271,833	$2,021,392	$1,971,753	$1,706,423	$1,316,751
Asset growth rate	12%	3%	16%	30%	44%
Total loans, net of unearned fees	$1,705,711	$1,614,032	$1,490,653	$1,367,986	$1,015,396
Loan growth rate	6%	8%	9%	35%	51%
Total deposits	$1,864,135	$1,659,174	$1,588,534	$1,375,330	$993,872
Deposit growth rate	12%	4%	16%	38%	47%
Loans/deposits (Intervest National Bank)	85%	88%	84%	88%	86%
Total borrowed funds and accrued interest payable	$149,566	$136,434	$172,909	$155,725	$202,682
Preferred equity	$23,080	$—	$—	$—	$—
Common equity	$188,894	$179,561	$170,046	$136,178	$90,094
Common shares outstanding (1)	8,270,812	8,075,812	8,371,595	7,823,058	6,271,433
Common book value per share	$22.84	$22.23	$20.31	$17.41	$14.37
Market price per common share	$3.99	$17.22	$34.41	$24.04	$19.74

Asset Quality Highlights
Nonaccrual loans .	$108,610	$90,756	$3,274	$750	$4,607
Loans ninety days past due and still accruing	$1,964	$11,853	$—	$2,649	$—
Foreclosed real estate	$9,081	$—	$—	$—	$—
Allowance for loan losses	$28,524	$21,593	$17,833	$15,181	$11,106
Loan recoveries	$—	$—	$—	$—	$—
Loan chargeoffs	$4,227	$—	$—	$—	$—
Allowance for loan losses / net loans	1.67%	1.34%	1.20%	1.11%	1.09%

Statement of Operations Highlights:
Interest and dividend income	$128,497	$131,916	$128,605	$97,881	$66,549
Interest expense	90,335	89,653	78,297	57,447	38,683

Net interest and dividend income	38,162	42,263	50,308	40,434	27,866
Provision for loan losses	11,158	3,760	2,652	4,075	4,526
Noninterest income	5,026	8,825	6,855	6,594	5,140
Noninterest expenses	18,873	12,876	13,027	10,703	8,251

Earnings before income taxes	13,157	34,452	41,484	32,250	20,229
Provision for income taxes	5,891	15,012	17,953	14,066	8,776

Net earnings before preferred dividend requirements	$7,266	$19,440	$23,531	$18,184	$11,453
Preferred dividend requirements (2)	41	—	—	—	—

Net earnings available to common stockholders	$7,225	$19,440	$23,531	$18,184	$11,453

Basic earnings per common share	$0.87	$2.35	$2.98	$2.65	$1.89
Diluted earnings per common share	$0.87	$2.31	$2.82	$2.47	$1.71
Adjusted net earnings used to calculate diluted earnings per common share	$7,225	$19,484	$23,679	$18,399	$11,707
Average common shares used to calculate:
Basic earnings per common share	8,259,091	8,275,539	7,893,489	6,861,887	6,068,755
Diluted earnings per common share	8,267,781	8,422,017	8,401,379	7,449,658	6,826,176
Net interest margin (3)	1.79%	2.11%	2.75%	2.70%	2.52%
Return on average assets	0.34%	0.96%	1.28%	1.20%	1.02%
Return on average common equity	3.94%	11.05%	15.82%	16.91%	14.14%
Effective income tax rate	44.77%	43.57%	43.28%	43.62%	43.38%
Efficiency ratio (4)	44%	25%	23%	23%	25%
Full-service banking offices	7	7	7	6	6

(1)	The increase in shares in 2008 is comprised of 195,000 shares from the exercise of Class B common stock warrants.
(2)	Represents accrued dividends on $25 million of 5% cumulative preferred stock issued December 23, 2008 and amortization of related preferred stock discount.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.90% for 2008, 2.46% for 2007, 3.02% for 2006, 3.04% for 2005 and 2.84% for 2004.
(4)	Represents noninterest expenses (excluding the provision for loan losses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.